Exhibit 3.1
CERTIFICATE OF DESIGNATIONS

OF

SERIES G CUMULATIVE MANDATORY CONVERTIBLE PREFERRED STOCK

OF

AMERICAN INTERNATIONAL GROUP, INC.
     American International Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board of Directors”) as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly held on December 7, 2010.
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Company, as amended (the “Restated Certificate of Incorporation”), the Board of Directors hereby creates a series of serial preferred stock, par value $5.00 per share, of the Company, and hereby states the designation and number of shares, and fixes the voting and other powers, and the relative rights and preferences, and the qualifications, limitations and restrictions thereof, as follows:
          Series G Cumulative Mandatory Convertible Preferred Stock:
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of serial preferred stock of the Company a series of preferred stock designated as the “Series G Cumulative Mandatory Convertible Preferred Stock” (the “Series G Preferred Stock”). The authorized number of shares of the Series G Preferred Stock shall be 20,000. Such number of shares may be decreased by resolution of the Board of Directors, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of shares of the Series G Preferred Stock to a number less than the number of shares then outstanding.
     Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
     Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:
     (a) “Common Stock” means the common stock, par value $2.50 per share, of the Company.

     (b) “Dividend Accrual Date” means February 1, May 1, August 1 and November 1 of each year, whether or not such day is a Business Day.
     (c) “Junior Stock” means the Common Stock and any class or series of stock of the Company (i) initially issued to any person other than the UST (as defined in Section 2 of the Standard Provisions in Annex A attached hereto), or (ii) initially issued to the UST and the terms of which expressly provide that it ranks junior to the Series G Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.
     (d) “Liquidation Amount” shall initially mean an amount per share equal to $0, and such amount shall be increased and decreased as provided in Section 5 of the Standard Provisions in Annex A attached hereto. Such increase or decrease per share shall be duly reflected in the Schedule of Changes to the Series G Preferred Stock Liquidation Preference attached to the Series G Preferred Share Certificate.
     (e) “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series G Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
     Part 4. Certain Voting Matters. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series G Preferred Stock has been cast or given on any matter on which the holders of shares of the Series G Preferred Stock are entitled to vote or consent together as a class shall be determined by the Company by reference to the Liquidation Amount of the shares of the Series G Preferred Stock voted or with respect to which a consent has been received as if the Company were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent. For purposes of determining the voting rights of the holders of the Series G Preferred Stock under Section 7 of the Standard Provisions forming part of this Certificate of Designations, each holder will be entitled to one vote for each share of Series G Preferred Stock held by such holder.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed on its behalf by its Executive Vice President and Chief Financial Officer and attested by its Vice President, Corporate Secretary and Deputy General Counsel this 14th day of January, 2011.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ David L. Herzog
	Name:	David L. Herzog
	Title:	Executive Vice President and Chief Financial Officer

ATTEST:

/s/ Jeffrey A. Welikson
Name:	Jeffrey A. Welikson
Title:	Vice President, Corporate Secretary and Deputy General Counsel
[Signature Page to Series G Certificate of Designations]

ANNEX A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of the Series G Preferred Stock shall be identical in all respects to every other share of the Series G Preferred Stock. The Series G Preferred Stock shall be mandatorily convertible into Common Stock as described in Section 6 hereof. The Series G Preferred Stock (a) shall rank senior to the Junior Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company and (b) shall be of equal rank with Parity Stock as to the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company.
     Section 2. Standard Definitions. As used in this Certificate of Designations with respect to the Series G Preferred Stock:
     (a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     (b) “AIA/ALICO Preferred Units” has the meaning assigned to it in the Transaction Agreement.
     (c) “Amended Purchase Agreement” means the Amended and Restated Purchase Agreement dated as of January 14, 2011 among the Company, the UST and the FRBNY, as it may be amended or modified from time to time.
     (d) “Applicable Dividend Rate” means 5% per annum.
     (e) “Applicable Market Value” means, with respect to the Mandatory Conversion Date, the Average VWAP per share of Common Stock or per Exchange Property Unit, as appropriate, over the Observation Period. For purposes of calculating the value of an Exchange Property Unit, (x) the value of any publicly-traded common stock included in an Exchange Property Unit shall be determined using the Average VWAP per share of such common stock over the Observation Period, and (y) the value of any other property, including securities other than publicly-traded common stock, included in an Exchange Property Unit will be the value of such property on the first Trading Day of the Observation Period (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).
     (f) “Announcement Date” means September 30, 2010.
     (g) “Available Amount” has the meaning assigned to it in the Amended Purchase Agreement.

     (h) “Average VWAP” means, for the Common Stock, any publicly-traded common stock included in an Exchange Property Unit or any capital stock distributed to holders of Common Stock as contemplated in Section 11(a)(iii) for any period, the average of the VWAP of the Common Stock, such publicly-traded stock or such capital stock for each Trading Day in such period.
     (i) “Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.
     (j) “Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified by the Secretary or an Assistant Secretary of the Company, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Holders.
     (k) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
     (l) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (m) “Bylaws” means the bylaws of the Company, as they may be amended from time to time.
     (n) “Certificate of Designations” means this Certificate of Designations relating to the Series G Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
     (o) “Charter” means the Company’s Restated Certificate of Incorporation, as amended.
     (p) “Closing Date” has the meaning assigned to it in the Transaction Agreement.
     (q) “Constituent Person” has the meaning set forth in Section 11(b).
     (r) “Conversion Price” shall equal the lesser of (a) $29.29 and (b) 80% of the Average VWAP of the Common Stock over the period of 30 consecutive Trading Days commencing on the Trading Day immediately after the Common Stock trades without the right to receive the Special Dividend (as such term is defined in the Transaction Agreement).
     (s) “Conversion Rate” per share of Series G Preferred Stock shall mean (i) the sum of the Liquidation Amount for such share of Series G Preferred Stock plus any accrued and unpaid dividends with respect to the period from and including the Dividend Accrual Date immediately preceding the date of such conversion to but excluding such conversion date divided by (ii) the Conversion Price, subject to adjustment pursuant to Section 11.
     (t) “Current Market Price” means, in respect of a share of Common Stock on any day of determination, the Average VWAP per share of Common Stock over each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
     (u) “Dividend Period” has the meaning set forth in Section 3.
     (v) “Equity Offering” has the meaning assigned to it in the Amended Purchase Agreement.
     (w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (x) “Exchange Property Unit” has the meaning set forth in Section 11(b).
     (y) “expiration date” has the meaning set forth in Section 11(a).
     (z) “Expiration Time” has the meaning set forth in Section 11(a).
     (aa) “FRBNY” means the Federal Reserve Bank of New York.
     (bb) “General Corporate Purposes Drawdown Amount” has the meaning assigned to it in the Amended Purchase Agreement.
     (cc) “Holder” means each record holder of a share of Series G Preferred Stock.
     (dd)  “Mandatory Conversion Date” means March 31, 2012.
     (ee) “Number of Underlying Shares” means, at any time of determination, a number of shares of Common Stock equal to the number of outstanding shares of Series G Preferred Stock multiplied by the Conversion Rate.
     (ff) “Observation Period” means the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.
     (gg) “Officer” has the meaning set forth in Section 15(b).
     (hh) “Officers’ Certificate” means a certificate signed by the Company’s Chief Executive Officer, President, a Senior Vice President or a Vice President and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary.
     (ii) “Original Issue Date” means the date on which shares of the Series G Preferred Stock are first issued, even if the Liquidation Amount is initially zero.
     (jj) “Person” means a company, an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

     (kk) “Preferred Stock” means any and all series of serial preferred stock of the Company, including the Series G Preferred Stock.
     (ll)”Purchased Shares” has the meaning set forth in Section 11(a).
     (mm) ”record date” has the meaning set forth in Section 11(a).
     (nn)  “Reorganization Event” has the meaning set forth in Section 11(b).
     (oo)  “Restricted Shares Legend” has the meaning set forth in Section 15(a).
     (pp)  “Senior or Pari Passu Securities” has the meaning set forth in Section 7(b)(i).
     (qq) “Series F Closing Drawdown Amount” has the meaning assigned to it in the Transaction Agreement.
     (rr) “Series F Preferred Stock Purchase Agreement” means the Securities Purchase Agreement, dated April 17, 2009, between the Company and the UST.
     (ss) “Series G Preferred Share Certificate” has the meaning set forth in Section 15(a).
     (tt) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     (uu) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Series G Preferred Stock.
     (vv) “Termination Date” has the meaning set forth in the Amended Purchase Agreement.
     (ww) “Trading Day” means a day on which the Common Stock, any publicly traded common stock included in an Exchange Property Unit or any capital stock distributed to holders of Common Stock as contemplated in Section 11(a)(iii), as the case may be, (i) is not suspended from trading at the close of regular way trading (not including extended or after hours trading) on any national or regional securities exchange or association or over-the-counter market that is the primary market for trading the Common Stock, such publicly-traded common stock or such capital stock, as appropriate, and (ii) has traded at least once regular way on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock, such publicly traded common stock or such capital stock, as appropriate.
     (xx) “Transaction Agreement” means the Master Transaction Agreement dated December 8, 2010 among the Company, ALICO Holdings LLC, AIA Aurora LLC, the FRBNY, the UST and the AIG Credit Facility Trust, as amended or supplemented from time to time.
     (yy) “Transfer Agent” has the meaning set forth in Section 16.
     (zz) “UST” means the United States Department of the Treasury.

     (aaa) “VWAP” per share of the Common Stock on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) page AIG UN <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant Trading Day, or if Exchange Property Units have replaced the Common Stock following a Reorganization Event and an Exchange Property Unit includes publicly-traded common stock or if any capital stock or similar equity interests are distributed to holders of Common Stock as contemplated in Section 11(a)(iii), “VWAP” per share of such common stock, capital stock or similar equity units on any Trading Day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time, on the relevant Trading Day, or in either case, if such volume weighted average price is unavailable, VWAP means the market value per share of Common Stock, such publicly-traded common stock or such capital stock or similar equity interests on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     (bbb) “Warrants” has the meaning set forth in the Transaction Agreement.
      Section 3. Dividends.
     (a) Rate. The Series G Preferred Stock shall accrue dividends with respect to each Dividend Period at a rate per annum equal to the Applicable Dividend Rate of the Liquidation Amount per share of Series G Preferred Stock as of the first day of such Dividend Period; provided, that if the Liquidation Amount of a share of Series G Preferred Stock increases during such Dividend Period as provided in Section 5(a), dividends with respect to such increase shall be calculated for the period from and including the date of such increase to, but excluding, the last day of such Dividend Period; provided further, that if the Liquidation Amount of a share of Series G Preferred Stock decreases during such Dividend Period as provided in Section 5(c) or (e), dividends with respect to the amount of such decrease shall cease to accrue as of the date of such decrease. Dividends on the Series G Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of the dividends per share of Series G Preferred Stock accrued for any Dividend Period shall be added to the Liquidation Amount of such share of Series G Preferred Stock as of the first day of the immediately succeeding Dividend Period, unless dividends in such amount are declared for such Dividend Period by the Board of Directors out of assets legally available therefor and paid in cash to the Holders of record as of the Business Day immediately preceding the relevant Dividend Accrual Date in accordance with the following paragraph. The period from and including any Dividend Accrual Date to, but excluding, the next Dividend Accrual Date is a “Dividend Period”; provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Accrual Date.
     If the Board of Directors elect to pay dividends in cash on any Dividend Accrual Date, the Company shall provide written notice thereof to the Holders not less than three Business Days prior to such Dividend Accrual Date. If any Dividend Accrual Date on which the Board of Directors determines to pay dividends on the Series G Preferred Stock would otherwise fall on a day that is not a Business Day, then the dividend payment due on such Dividend Accrual Date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of such postponement.
     Holders of the Series G Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends on the Series G Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
     Subject to the foregoing and to Section 3(b), and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Series G Preferred Stock shall not be entitled to participate in any such dividends.
     (b) Limitation on Dividends. So long as any share of the Series G Preferred Stock remains outstanding, without the consent of each of the holders of the Series G Preferred Stock, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries. The foregoing limitation shall not apply to: (i) a dividend payable on any Junior Stock in shares of any other Junior Stock, or to the acquisition of shares of any Junior Stock in exchange for, or through application of the proceeds of the sale of, shares of any other Junior Stock; (ii) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice or to satisfy applicable tax withholdings with respect to employee equity-based compensation; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or tax asset protection plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan or tax asset protection plan; (iv) the acquisition by the Company or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; (v) the conversion of the Series G Preferred Stock into Common Stock; (vi) the dividend of Warrants contemplated by Section 9.04 of the Transaction Agreement; (vii) the exchange or conversion of (A) Junior Stock for or into other Junior Stock or (B) Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the date of the Series F Preferred Stock Purchase Agreement for the accelerated exercise, settlement or exchange thereof for Common Stock; and (viii) any purchase, redemption or other acquisition or any dividend or distribution with the written consent of the UST. This Section 3(b) shall not be deemed to affect the ability of the Company to redeem, purchase, acquire or exchange its junior subordinated debentures issued by the Company or an Affiliate of the Company. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Company’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     Section 4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series G Preferred Stock and any shares of Preferred Stock ranking on a parity therewith as to liquidation shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof, which in the case of the Series G Preferred Stock shall be the Liquidation Amount, plus an amount equal to all accrued dividends for any period prior to such distribution or payment date that have not been added to the Liquidation Amount. If such payment shall have been made in full to the holders of the Series G Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation, the remaining assets and funds of the Company shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Company, the amounts so payable are not paid in full to the holders of all outstanding shares of the Series G Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation, the holders of the Series G Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Company, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of the foregoing provisions of this Section 4.
     Section 5. Changes to the Liquidation Amount.
     (a) Draws on Series G Preferred Stock. The Liquidation Amount shall be increased each time a General Corporate Purposes Drawdown Amount is paid by the UST to the Company by an amount equal to the General Corporate Purposes Drawdown Amount so paid divided by the number of shares of Series G Preferred Stock then outstanding.
     (b) Accrued Dividends. The Liquidation Amount shall be automatically increased on each Dividend Accrual Date as provided in Section 3 to reflect the accrual of dividends at the Applicable Dividend Rate to the extent such dividends have not been paid.
     (c) Cash Payment and Redemption. At any time after the FRBNY no longer holds any AIA/ALICO Preferred Units, the Company may, following the delivery of at least five (5) Business Days’ prior written notice to the Holders in accordance with Section 12, pay the Holders an amount in cash that shall be allocated to reduce the Liquidation Amount by an amount per share equal to (i) the cash amount so paid divided by (ii) the number of shares of Series G Preferred Stock outstanding at such time. If at any time the Liquidation Amount is equal to zero, the Company shall be entitled to redeem the Series G Preferred Stock in exchange for an amount in cash per share of Series G Preferred Stock equal to the accrued dividends on such share, if any, that have not been added to the Liquidation Amount. Upon redemption, the Holders shall return such shares to the Company and the Company shall cancel the shares of Series G Preferred Stock so returned. From and after such redemption, the Series G Preferred Stock shall cease to be outstanding and the Holders shall have no rights in respect thereof.
     (d) Equity Offering. If the Company closes an Equity Offering prior to the Mandatory Conversion Date, the provisions of Sections 2.07 and 2.08 of the Amended Purchase Agreement shall apply, and the aggregate liquidation preference of the Series G Preferred Stock shall be adjusted as set forth in such sections. Any payment in respect of the Series G Preferred Stock as contemplated by Section 2.08 of the Amended Purchase Agreement shall be conducted in accordance with paragraph (c).
     (e) Delivery of AIA/ALICO Preferred Units. At any time when the Company purchases AIA/ALICO Preferred Units from the FRBNY pursuant to Section 2.06(f) of the Amended Purchase Agreement, the Company shall deliver such AIA/ALICO Preferred Units to the UST pursuant to the Amended Purchase Agreement in exchange for a reduction in the Liquidation Amount by an amount per share equal to (i) the aggregate purchase price of such AIA/ALICO Preferred Units paid to the FRBNY divided by (ii) the number of shares of Series G Preferred Stock outstanding at such time.
     (f) Mandatory Conversion. On the Mandatory Conversion Date, if the FRBNY then holds any AIA/ALICO Preferred Units, the provisions of Section 2.07 of the Amended Purchase Agreement shall apply, and the aggregate liquidation preference of the Series G Preferred Stock shall be adjusted as set forth in such section immediately prior to the conversion of the Series G Preferred Stock into shares of Common Stock as set forth in this Certificate of Designations.
     (g) No Sinking Fund. The Series G Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions except as described in Section 6(c) below. Except as provided in the Amended Purchase Agreement, Holders of the Series G Preferred Stock shall have no right to require redemption or repurchase of any shares of the Series G Preferred Stock.
     Section 6. Mandatory Conversion; Return and Cancellation.
     (a) Mandatory Conversion. On the Mandatory Conversion Date, each share of Series G Preferred Stock shall automatically convert into a number of shares of Common Stock equal to the Conversion Rate in accordance with the procedures set forth in Section 9, after giving effect to Section 2.07 of the Amended Purchase Agreement.
     (b) No Fractional Shares. No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series G Preferred Stock. Instead, the aggregate number of shares of Common Stock to be issued to any Holder upon any such conversion shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock held by such Holder and will be rounded down to the nearest whole number, and in lieu of any fractional share of Common Stock issuable upon conversion, the Company shall pay an amount in cash (computed to the nearest cent) equal to the Conversion Price (as adjusted in a manner inversely proportional to any adjustments to the Conversion Rate prior to the Mandatory Conversion Date) multiplied by such fraction of a share.
     (c) Return and Cancellation. If at any time the Available Amount and Liquidation Amount are both equal to zero, the Holders of shares of Series G Preferred Stock shall return such shares to the Company for cancellation in exchange for an amount in cash per share of Series G Preferred Stock equal to the accrued and unpaid dividends on such share, if any, that have not been added to the Liquidation Amount, and the Company shall cancel the shares of Series G Preferred Stock so returned.
     Section 7. Voting Rights.
     (a) General. The holders of the Series G Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Class Voting Rights as to Particular Matters. So long as any shares of the Series G Preferred Stock are outstanding, whether or not the Liquidation Amount per share is greater than zero, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the Holders of at least 66 2/3% of the shares of the Series G Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior or Pari Passu Stock. Any amendment or alteration of the Certificate of Designations for the Series G Preferred Stock or the Charter (including any amendment to the Charter effectuated by a Certificate of Designations) to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to or pari passu with the Series G Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company (the “Senior or Pari Passu Securities”); provided, however, that the voting rights provided in this Section 7(b)(i) shall not apply to any amendment or alteration of the Charter (including any amendment to the Charter effectuated by a Certificate of Designations) to authorize or create or increase the authorized amount of, or any issuance of, any Senior or Pari Passu Securities initially issued to the UST;
     (ii) Amendment of the Series G Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series G Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(b)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series G Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series G Preferred Stock, or of a merger or consolidation of the Company with or into another corporation or other entity, unless in each case (x) the shares of the Series G Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series G Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(b), any increase in the amount of the authorized Preferred Stock or the creation and issuance of any other series of the Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of the Preferred Stock, ranking junior to the Series G Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company shall not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series G Preferred Stock.
     (c) Changes after Provision for Redemption. No vote or consent of the Holders of the Series G Preferred Stock shall be required pursuant to Section 7(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series G Preferred Stock shall have been redeemed pursuant to Section 5(c) above or returned and cancelled pursuant to Section 6(c) above.
     (d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of the Series G Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series G Preferred Stock is listed or traded at the time.
     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the record Holder of any share of the Series G Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.
     Section 9. Conversion Procedures.
     (a) On the Mandatory Conversion Date, dividends on the shares of Series G Preferred Stock shall cease to accrue, and such shares of Series G Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive the shares of

Common Stock into which such shares of Series G Preferred Stock are convertible pursuant to Section 6(a).
     (b) The Holders of the shares of Series G Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. Prior to the Mandatory Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series G Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series G Preferred Stock shall have no rights with respect to, or as holders of, the Common Stock (including without limitation voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series G Preferred Stock.
     (c) Shares of Series G Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Company, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series G Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series G Preferred Stock).
     (d) The Company shall register the certificates for the shares of Common Stock to be issued upon conversion of Series G Preferred Stock in the name of the Holder of such Series G Preferred Stock as shown on the records of the Company, unless the Holder of such Series G Preferred Stock shall by written notice to the Company elect not to receive shares of Common Stock deliverable upon such conversion in certificated form, in which case the Company shall register such shares in its direct registration system in the name of the Holder of such Series G Preferred Stock as shown on the records of the Company.
     Section 10. Reservation of Common Stock.
     (a) On and after the date the Conversion Price is fixed, the Company shall at all times reserve and keep a sufficient number of authorized and unissued shares of Common Stock or shares held in the treasury of the Company, solely for issuance upon the conversion of shares of Series G Preferred Stock as herein provided, free from any preemptive or other similar rights.
     (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series G Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders and the restrictions contemplated by the Restricted Shares Legend).
     (c) All shares of Common Stock delivered upon conversion of the Series G Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

     Section 11. Conversion Rate Adjustments.
     (a) The Conversion Rate and the Number of Underlying Shares shall be subject to adjustment, without duplication, under the following circumstances:
     (i) the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:
SR1 = SR0 x (OS1 / OS0)
where,

SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event
     (ii) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase shares of Common Stock at less than the Current Market Price of Common Stock as of the record date, in which event the Conversion Rate shall be adjusted based on the following formula:
SR1 = SR0 x (OS0 + X) / (OS0 + Y)
where,

SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y	=	the aggregate price payable to exercise such rights divided by the Average VWAP per share of the Common Stock over each of the 10 consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights, options or warrants

However, the Conversion Rate shall be readjusted to the extent that any such rights, options or warrants are not exercised prior to their expiration.
     (iii) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock), rights to acquire capital stock of the Company or evidences of the Company’s indebtedness or the Company’s assets (excluding any dividend, distribution or issuance covered by clauses (i) or (ii) above or (iv) or (v) below) in which event the Conversion Rate shall be adjusted based on the following formula:
SR1 = SR0 x SP0 / (SP0 — FMV)
where,

SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

SP0	=	the Current Market Price as of the record date

FMV	=	the fair market value (as determined in good faith by the Board of Directors, whose good faith determination when evidenced by a Board Resolution shall be conclusive and binding), on the record date, of the shares of capital stock of the Company, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock
However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on Common Stock consist of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company, that are, or, when issued, will be, traded on a U.S. securities exchange, then the Conversion Rate shall instead be adjusted based on the following formula:
SR1 = SR0 x (FMV0 + MP0) / MP0
where,

SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

FMV0	=	the Average VWAP of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock

MP0	=	the Average VWAP of the Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock
     (iv) the Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (A) any cash that is distributed as part of a distribution referred to in clause (iii) above, and (B) any consideration payable in connection with a tender or exchange offer made by the Company or any of the Company’s subsidiaries referred to in clause (v) below, in which event, the Conversion Rate shall be adjusted based on the following formula:
SR1 = SR0 x SP0 / (SP0 - C)
where,

SR0	=	the Conversion Rate in effect at the close of business on the record date

SR1	=	the Conversion Rate in effect immediately after the record date

SP0	=	the Current Market Price as of the record date

C	=	the amount in cash per share of Common Stock the Company distributes to holders
     (v) the Company or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by the Company or a subsidiary of the Company for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the Conversion Rate will be adjusted based on the following formula:
SR1 = SR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)
where,

SR0	=	the Conversion Rate in effect at the close of business on the expiration date

SR1	=	the Conversion Rate in effect immediately after the expiration date

FMV	=	the fair market value (as determined in good faith by the Board of Directors whose good faith determination when evidenced by a Board Resolution will be conclusive and binding), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “Purchased Shares”)

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares

OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares

SP1	=	the Average VWAP of the Common Stock over each of the 10 consecutive Trading Days commencing with the Trading Day immediately after the expiration date.
     (vi) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate shall be required unless such adjustment would require an increase or a decrease of at least one percent in the Conversion Rate; provided that any adjustments not so made shall be carried forward and taken into account in any subsequent adjustment and notwithstanding whether or not such one percent of a share threshold shall have been met, all such adjustments shall be made on the Mandatory Conversion Date. If an adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by clauses (i) through (v) of this Section 11(a) or Section 11(b) during the Observation Period, appropriate and customary adjustments shall be made to the VWAP per share of the Common Stock.
     (vii) When No Adjustment Required. No adjustment of the Conversion Rate need be made as a result of: (A) the issuance of the rights; (B) the distribution of separate certificates representing the rights; (C) the exercise or redemption of the rights in accordance with any rights agreement; or (D) the termination or invalidation of the rights, in each case, pursuant to any stockholder rights plans or tax asset protection plans adopted by the Company from time to time; provided, however, that to the extent that the Company has a stockholder rights plan or tax asset protection plan in effect on the Mandatory Conversion Date, the Holders shall receive, in addition to the shares of Common Stock, the rights under such rights plan or tax asset protection plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock as described in clause (iii) of this Section 11(a) including for the purposes of this paragraph only shares of Common Stock and assets issuable upon exercise of rights under a stockholder rights plan or tax asset protection plan, subject to readjustment in the event of the expiration, termination or redemption of the rights.

     No adjustment to the Conversion Rate need be made:
     (A) upon the issuance of any shares of Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock in public or private transactions at any price that the Company deems appropriate or in exchange for other securities of the Company;
     (B) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan of that type;
     (C) upon the issuance of any shares of Common Stock or options or rights to purchase those shares or any other award that relates to, or has a value derived from the value of the Common Stock or other securities of the Company, in each case issued pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
     (D) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security for, Common Stock in public or private transactions at any price deemed appropriate by the Company in its sole discretion;
     (E) for a change in the par value or no par value of the Common Stock; or
     (F) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the shares of Series G Preferred Stock were first issued.
For purpose of this Section 11, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     (b) Adjustment for Consolidation, Merger or Other Reorganization Event. In the event of (A) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of another Person), (B) any sale, transfer, lease or conveyance to another Person of the assets of the Company as an entirety or substantially as an entirety or (C) any statutory share exchange of Common Stock with another Person (other than in connection with a merger or acquisition) (any such event, a “Reorganization Event”), each Underlying Share shall, after such Reorganization Event, be converted into the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the close of business on the Mandatory Conversion Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale, transfer, lease or conveyance was made, or with whom shares were exchanged pursuant to any such statutory share exchange as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by the Affiliates and non-Affiliates of a Constituent Person (each such converted share referred to as a “Exchange Property Unit”; provided that if holders of Common Stock have the opportunity to elect the form of consideration receivable upon such Reorganization Event, the Exchange Property Unit that Holders will be entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election)). On the Mandatory Conversion Date, the Conversion Rate shall be determined by reference to the Applicable Market Value of the Exchange Property Units. Following a Reorganization Event, references to the issuance of any specified number of shares of Common Stock upon the conversion of Series G Preferred Stock will be construed to be references to conversion into the same number of Exchange Property Units. The above provisions of this Section 11(b) shall similarly apply to successive Reorganization Events.
     (c) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to a Conversion Rate pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
     (d) Other Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
     (e) Notice of Adjustments and Certain Other Events. Whenever the Conversion Rate is adjusted as provided above, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to clause (d) above:
     (i) compute the Conversion Rate in accordance with this Section 11 and prepare and transmit to the Holders an Officers’ Certificate setting forth the adjusted Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
     (ii) provide a written notice to the Holders of the Series G Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.

     Section 12. Notices. All notices or communications in respect of the Series G Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of the Series G Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series G Preferred Stock in any manner permitted by such facility.
     Section 13. No Preemptive Rights. No Holder of the Series G Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
     Section 14. Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Company.
     Section 15. Form.
     (a) The Series G Preferred Stock shall be initially issued in the form of one or more certificates in definitive, fully registered form with, until such time as otherwise determined by the Company, the restricted shares legend (the “Restricted Shares Legend”), as set forth on the form of the Series G Preferred Stock attached hereto as Exhibit A (each, a “Series G Preferred Share Certificate”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series G Preferred Share Certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).
     (b) An Officer shall sign the Series G Preferred Share Certificate for the Company, in accordance with the Bylaws and applicable law, by manual or facsimile signature. “Officer” means the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.
     (c) If an Officer whose signature is on a Series G Preferred Share Certificate no longer holds that office at the time of the issuance of such Series G Preferred Share Certificate, such Series G Preferred Share Certificate shall be valid nevertheless.
     (d) A Series G Preferred Share Certificate shall not be valid or obligatory until an authorized signatory of the Transfer Agent manually countersigns the Series G Preferred Share Certificate. The signature shall be conclusive evidence that such Series G Preferred Share Certificate has been authenticated under this Certificate of Designations. Each Series G Preferred Share Certificate shall be dated the date of its authentication.

     Other than upon original issuance, all transfers and exchanges of the Series G Preferred Stock shall be made by direct registration on the books and records of the Company.
     Section 16. Transfer Agent and Registrar. The duly appointed Transfer Agent, Conversion Agent and Registrar for the Series G Preferred Stock shall be Wells Fargo Bank,N.A. (the “Transfer Agent”). The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal; provided further that such successor transfer agent shall be the Transfer Agent for purposes of this Certificate of Designations and the Amended Purchase Agreement.
     Section 17. Other Rights. The shares of the Series G Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.
     Section 18. Withholding. The Company shall be entitled to deduct and withhold from any payment or distribution made on the Series G Preferred Stock any tax required to be withheld under law, and such withheld amount shall be treated as if paid or distributed to the Holder in accordance with the terms hereunder.

Exhibit A
FORM OF SERIES G CUMULATIVE MANDATORY
CONVERTIBLE PREFERRED STOCK
($0 INITIAL LIQUIDATION PREFERENCE)

NUMBER	SHARES
[______]	20,000

CUSIP [_______]
AMERICAN INTERNATIONAL GROUP, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
THIS CERTIFICATE IS TRANSFERABLE
IN THE CITY OF SOUTH ST. PAUL, MINNESOTA
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF OR HEDGED IN ANY MANNER (INCLUDING THROUGH THE ENTRY INTO CASH-SETTLED DERIVATIVE INSTRUMENTS) (A) AT ANY TIME ON OR PRIOR TO THE TERMINATION DATE, EXCEPT TO A SPECIAL PURPOSE VEHICLE WHOLLY-OWNED BY THE UNITED STATES DEPARTMENT OF THE TREASURY, AND (B) AT ANY TIME AFTER THE TERMINATION DATE EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND IN COMPLIANCE WITH SUCH LAWS.
     This is to certify that the UNITED STATES DEPARTMENT OF THE TREASURY is the owner of TWENTY THOUSAND (20,000) fully paid and non-assessable shares of Series G Cumulative Mandatory Convertible Preferred Stock, $5.00 par value, initial liquidation preference $0 per share (the “Stock”), of the American International Group, Inc. (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations for the Stock dated January 14, 2011.
     This certificate is not valid or obligatory for any purpose unless countersigned and registered by the Transfer Agent, Conversion Agent and Registrar.
     Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.
Dated: [_________].

Name:	Name:
Title:	Title:

Countersigned and Registered ________________________, as Transfer Agent, Conversion Agent and Registrar
By:
Authorized Signature

AMERICAN INTERNATIONAL GROUP, INC.
          AMERICAN INTERNATIONAL GROUP, INC. (the “Company”) will furnish, without charge to each stockholder who so requests, a copy of the certificate of designations establishing the powers, preferences and relative, participating, optional or other special rights of each class of stock of the Company or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights applicable to each class of stock of the Company or series thereof. Such information may be obtained by a request in writing to the Secretary of the Company at its principal place of business.
          This certificate and the share or shares represented hereby are issued and shall be held subject to all of the provisions of the Company’s Restated Certificate of Incorporation, as amended, and the Certificate of Designations of the Series G Cumulative Mandatory Convertible Preferred Stock (copies of which are on file with the Transfer Agent), to all of which the holder, by acceptance hereof, assents.
          The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full to applicable laws or regulations:

TEN COM —	as tenants in common	UNIF GIFT MIN ACT-	_____	Custodian ____
TEN ENT —	as tenants by the entireties		(Minor)	(Cust)
JT TEN —	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act (State)
Additional abbreviations may also be used though not in the above list.

     For value received, ________________ hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
   IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

shares

of the capital stock represented by the within certificate, and do(es) hereby irrevocably constitute and appoint _______________________, Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.
Dated _______________

Dated__________________

Signature

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
NOTICE: The signature(s) should be
guaranteed by an eligible guarantor
institution (banks, stockbrokers, savings
and loan associations, and credit unions
with membership in an approved signature
guarantee medallion program), pursuant to
Rule 17Ad-15 under the Securities
Exchange Act of 1934.

SCHEDULE OF CHANGES TO THE
SERIES G PREFERRED STOCK LIQUIDATION PREFERENCE
The following increases and decreases to the liquidation preference of the Series G Preferred Stock have been made:

Aggregate
	Amount of increase	liquidation
	/ decrease in	preference	Liquidation	Signature of
Date of increase /	liquidation	following such	preference per	authorized
decrease	preference	increase / decrease	share	signatory